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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                       THE ULTIMATE SOFTWARE GROUP, INC.
                            (Original Certificate of
                              Incorporation filed
                               on April 15, 1996)

                  This Certificate of Amendment, which amends the Third Amended and Restated Certificate of Incorporation of The Ultimate Software Group, Inc. (the "Corporation") filed with the Secretary of State of the State of Delaware on June 6, 1997, was duly adopted by action of the Board of Directors of the Corporation and by written consent of the stockholders of the Corporation pursuant to the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

                  The Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by amending and restating Section 4(b)(5)(a)(iv) to read in its entirety as follows:

                           "(iv) (1) issue any shares of Series A Preferred or
                  (2) so long as any shares of Series A Preferred are held by J.P. Morgan Investment Corporation ("JPMIC") or Sixty Wall Street SBIC Fund, L.P. ("Sixty Wall"), issue any Additional Common Shares (including Additional Common Shares deemed to be issued pursuant to Section 4(b)(3)(d)(iii) but subject to the limitations of Section 4(b)(3)(d)(i)(4)) if either JPMIC or Sixty Wall notifies the Corporation in writing, within five (5) days after receiving written notice from the Corporation of the Corporation's intent to issue such Additional Common Shares, that the purchase by it of its pro rata share of such Additional Common Shares would result in a violation of the Small Business Investment Act of 1958, as amended, or any of the rules or regulations promulgated thereunder (including, without limitation, part 107 of Title 13 of the Code of Federal Regulations); provided, that this clause (2) shall remain in effect only so long as the provisions of Section 4(b)(3)(d)(iv)(1) apply to any shares of Series A Preferred."

                  IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of July 31, 1997.

                         THE ULTIMATE SOFTWARE GROUP, INC.

                         By:/s/ MITCHELL K. DAUERMAN
                            ------------------------------
                         Name: Mitchell K. Dauerman
                         Title: CFO